Exhibit 21.01

SUBSIDIARIES OF XCEL ENERGY INC.

SUBSIDIARY(a)	STATE OF INCORPORATION	PURPOSE
Northern States Power Company (a Minnesota corporation)	Minnesota	Electric and gas utility
Northern States Power Company (a Wisconsin corporation)	Wisconsin	Electric and gas utility
Public Service Company of Colorado (a Colorado corporation)	Colorado	Electric and gas utility
Southwestern Public Service Company (a New Mexico corporation)	New Mexico	Electric utility
WestGas InterState, Incorporated	Colorado	Natural gas transmission
Xcel Energy Wholesale Group Incorporated	Minnesota	Holding Company providing wholesale energy
Xcel Energy Markets Holdings Incorporated	Minnesota	Holding Company providing energy marketing
Xcel Energy International Incorporated	Delaware	Holding Company with international holdings
Xcel Energy Ventures Incorporated	Minnesota	Holding Company to develop new businesses
Xcel Energy Retail Holdings Incorporated	Minnesota	Holding Company providing retail services
Xcel Energy Communications Group Incorporated	Minnesota	Holding Company providing telecommunications
Xcel Energy WYCO Incorporated	Colorado	Holding Company holding investment in WYCO
Xcel Energy Services Incorporated	Delaware	Holding Company

(a)	Certain insignificant subsidiaries are omitted.